FORM 8-K



             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549



                       CURRENT REPORT



           Pursuant to Section 13 or 15(d) of the
              Securities Exchange Act of 1934

              Date of Report (Date of Earliest
             Event Reported): February 11, 1998




            CHIQUITA BRANDS INTERNATIONAL, INC.
   (Exact name of registrant as specified in its charter)




     New Jersey               1-1550         04-1923360
     (State or other          (Commission    (IRS Employer
     jurisdiction of          File Number)   Identification No.)
     incorporation)


     250 East Fifth Street, Cincinnati, Ohio 45202
           (Address of principal executive offices)


     Registrant's telephone number, including area code:
                        (513) 784-8000

            INFORMATION TO BE INCLUDED IN THE REPORT


Items 1, 2, 3, 4, 6, 8 and 9 are not applicable and are omitted from this Report.


Item 5.   Other Events.

     The Company is making this filing in order to place the information contained herein on file with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Reference is made to the Company's February 11, 1998 News Release reporting 1997 financial results, attached as Exhibit 7(c)99.1.


Item 7.   Financial Statements and Exhibits.

     (a)  Financial Statements of Businesses Acquired

          Not Applicable

     (b)  Pro Forma Financial Information

          Not Applicable

     (c)  Exhibits

          99.1 News Release of the Company issued February 11, 1998.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: February 12, 1998       CHIQUITA BRANDS INTERNATIONAL, INC.

                              By:  /s/William A. Tsacalis
                                   ----------------------
                                   William A. Tsacalis
                                   Vice President and Controller

                                                Exhibit 99.1
                   FOR IMMEDIATE RELEASE

               CHIQUITA ANNOUNCES 1997 RESULTS



CINCINNATI, OHIO, February 11, 1998 --Chiquita Brands International, Inc. today reported 1997 operating results that were in line with previously announced expectations.

Net income for the year ended December 31, 1997 was $.3 million and the per share result for the year was a loss of $.29 after deducting preferred dividends.

For 1996, Chiquita reported full year income before unusual items of $43 million ($.55 per share) and a net loss of approximately $50 million ($1.13 per share). The 1996 net loss included an extraordinary charge from debt retirements of $23 million ($.41 per share) and other unusual charges of $70 million ($1.27 per share) primarily from write-offs and additional costs from widespread flooding of banana production areas.

Operating results for 1997 were adversely affected by a stronger dollar in relation to major European currencies (mitigated in part by the Company's foreign currency hedging program) and by increased banana production costs resulting primarily from the widespread flooding in 1996. These factors more than offset the benefit of higher local European pricing during the second half of the year. Net sales were $2.4 billion in both years. Net interest expense in 1997 was reduced by $10 million compared to the prior year as a result of the Company's debt reduction and refinancing activities.

For its 1997 fourth quarter, Chiquita's net loss was $56 million ($1.01 per share). In 1996, the Company reported a fourth quarter net loss of $87 million ($1.65 per share) which included unusual charges and additional costs primarily from flooding of $58 million ($1.05 per share). Excluding these unusual charges and costs, Chiquita's 1996 fourth quarter loss was $29 million ($.60 per share). Net sales for the 1997 quarter were $600 million compared to $555 million in 1996.

Separately, the Company declared quarterly dividends of $.05 per share on its common stock, $.7188 per share on its Series A Preferred Stock and $.9375 per share on its Series B Preferred Stock. Each dividend is payable as of March 7, 1998 to shareholders of record at the close of business on February 21, 1998.

Chiquita is a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products.

FOR FURTHER INFORMATION, PLEASE CONTACT:
Joseph W. Hagin  (513) 784-8866

              CHIQUITA BRANDS INTERNATIONAL, INC.
              SUMMARY OF CONSOLIDATED OPERATIONS
  FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 1997 AND 1996
           (In thousands, except per share amounts)

                            Quarter Ended             Year Ended
                             December 31,             December 31,
                         1997         1996        1997        1996
                         ----         ----        ----        ----

Net sales                 $ 599,822   $ 555,163   $2,433,726  $2,435,248
                          =========   =========   ==========  ==========
Income (loss) before
  unusual items           $ (56,019)  $ (29,160)        $343     $42,572
Unusual items                    --     (58,300)          --     (70,300)
                          ---------   ---------   ----------  ----------
Income (loss) before
  extraordinary item        (56,019)    (87,460)         343     (27,728)
Extraordinary loss from
  debt refinancings              --          --           --     (22,838)
                          ---------   ---------   ----------  ----------

Net income (loss)         $ (56,019)  $ (87,460)        $343   $ (50,566)
                          =========   =========   ==========  ==========

Less: dividends on
  preferred stock            (4,277)     (4,223)     (16,949)    (11,955)
                          ---------   ---------   ----------  ----------
Net loss on common
  shares                  $ (60,296)  $ (91,683)   $ (16,606)  $ (62,521)
                          =========   =========   ==========  ==========

Diluted earnings (loss)
  per share:
 - Before unusual items   $  (1.01)    $  (.60)      $ (.29)    $   .55
 - Unusual items                 --       (1.05)          --       (1.27)
 - Extraordinary loss            --          --           --        (.41)
 - Net loss                   (1.01)      (1.65)        (.29)      (1.13)

Shares used to calculate
  diluted earnings (loss)
  per common share           59,741      55,448       57,025      55,195

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year.